Exhibit 99.1

NEWS RELEASE

For Immediate Release		One American Row
PO Box 5056
Contact:	Joe Fazzino	Hartford CT 06102-5056
	860-403-6015	www.phoenixwm.com
joe.fazzino@phoenixwm.com

PHOENIX NAMES CODY TO LEAD

NEW ALTERNATIVE PRODUCTS INITIATIVE
Unit will focus on retirement income products

HARTFORD, CT, September 12, 2007 — The Phoenix Companies, Inc. (NYSE: PNX) today announced that Katherine Cody, senior vice president, will lead its new Alternative Products unit that was formed to develop innovative ways to extend features of life insurance and annuity products to other financial products to help meet the retirement income needs of American consumers.
     Dona D. Young, chairman, president and chief executive officer, said Alternative Products will leverage the company’s core capabilities, including mortality management and product development, to address the many risks individuals face in retirement, such as outliving assets.
     “This new venture affirms Phoenix’s desire to provide solutions that help our clients deal with their most pressing financial concerns,” Mrs. Young said. “We also believe that an investment in this evolving area of our industry represents an attractive, long-range growth opportunity for Phoenix.”
     Mrs. Cody will report to Philip K. Polkinghorn, senior executive vice president and president of Life and Annuity, who said she was chosen to lead the new effort because of her “strong and broad financial expertise and deep understanding of Phoenix and its businesses.”
     Mr. Polkinghorn said Alternative Products will consider a wide range of new consumer financial products, alliances with companies that have complementary capabilities or attractive distribution channels, and products that serve the needs of institutions.
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The Phoenix Companies, Inc. 2
     “The entire insurance industry is looking at innovative ways to extend the best features of life and annuity products to other financial products to address the many income risks individuals face in retirement, particularly outliving their assets,” Mr. Polkinghorn said. “No one company or product will be the sole answer, so we have to creatively consider a wide range of products and distribution choices that will become part of the solution for our customers.”
     Mrs. Cody most recently served as senior vice president and chief accounting officer. Michael E. Haylon, senior executive vice president and chief financial officer, will assume that role on an interim basis while the company seeks her replacement.
     Mrs. Cody joined Phoenix in 1994 as an assistant vice president in the Corporate Finance department and was promoted to second vice president in 1999, treasurer in 2002, vice president in 2004, and to senior vice president and chief accounting officer in 2005. During her years at Phoenix she has managed banking relationships; directed the company’s financial reporting, planning and budgeting functions; set accounting policy; arranged and structured capital market transactions; and supported divestitures of non-core businesses. Prior to joining Phoenix, Mrs. Cody spent eight years as an auditor at PriceWaterhouse.
     A graduate of Syracuse University with a bachelor’s degree in Accounting, she is a certified public accountant, a certified treasury professional, a fellow in the Life Management Institute, and a member of the American Institute of CPAs and the Connecticut Society of CPAs.
     With roots dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) helps individuals and institutions solve their often highly complex personal financial and business planning needs through its broad array of life insurance, annuities and investments. The company’s products and services reflect deep insights into the wants and needs of consumers and financial professionals gleaned from research, including its Phoenix Wealth Survey, conducted annually since 2000. Phoenix has been recognized for its people-friendly programs by Working Mother magazine, the National Association of Female Executives and The Princeton Review. In 2006, Phoenix had annual revenues of $2.6 billion and total assets of $29.0 billion. For more information, visit www.phoenixwm.com.
     Phoenix life insurance and annuity products are issued by PHL Variable Insurance Company, Hartford, CT and Phoenix Life Insurance Company, East Greenbush, NY. PHL Variable Insurance Company is not authorized to conduct business in NY and ME. Phoenix investment products are sold by Phoenix Investment Partners, Ltd., Hartford, CT. Securities distributed by Phoenix Equity Planning Corporation, Hartford, CT. Members of The Phoenix Companies, Inc.
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     Phoenix life insurance and annuity products are issued by PHL Variable Insurance Company, Hartford, CT and Phoenix Life Insurance Company, East Greenbush, NY. PHL Variable Insurance Company is not authorized to conduct business in NY and ME. Phoenix investment products are sold by Phoenix Investment Partners, Ltd., Hartford, CT. Securities distributed by Phoenix Equity Planning Corporation, Hartford, CT. Members of The Phoenix Companies, Inc.
Note to editors: For an electronic image of Mrs. Cody, contact joe.fazzino@phoenixwm.com